UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2019

SYNEOS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36730	27-3403111
(Commission File Number)	(IRS Employer Identification No.)

1030 Sync Street, Morrisville, North Carolina 27560

(Address of principal executive offices)                (Zip Code)

Registrant’s telephone number, including area code (919) 876-9300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ❑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ❑

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2019 Incentive Program

Restricted Stock Units. On January 3, 2019, the Compensation Committee (the “Committee”) of the Board of Directors of Syneos Health, Inc., a Delaware corporation (the “Company”), adopted a form of restricted stock unit award agreement (the “RSU Agreement”) for restricted stock units granted to the Company’s employees, including its named executive officers, Alistair Macdonald (Chief Executive Officer) and Jason Meggs (Chief Financial Officer), under the Company’s 2018 Equity Incentive Plan, as amended and restated (the “Plan”).

The RSU awards to the named executive officers were granted effective January 8, 2019. The number of RSUs granted to each named executive officer is set forth in the table below. Each RSU award will vest in three equal installments on each of the first three anniversaries of the grant date, subject to continued service (except as described below), and when vested, each unit entitles the executive to one share of the Company’s common stock.

Name	Number of RSUs
Alistair Macdonald	64,812

Jason Meggs	16,524

If the executive’s service terminates due to his death or disability or terminates due to his “retirement” after the first anniversary of the grant date, the executive will vest in a pro-rated number of RSUs based on the amount of time the executive was employed over the vesting period.

Additionally, the RSUs will vest in full in the event the executive’s service is terminated by the Company other than for “cause”, death or disability, or the executive resigns for “good reason”, in each case, at the time of, or within three months prior to, or within 24 months following, the consummation of a change in control.

Performance Share Units. In addition, on January 3, 2019 the Committee adopted a form of performance stock unit award agreement (the “PRSU Agreement”) and approved the grant to each named executive officer of performance-based restricted stock unit (“PRSU”) awards, pursuant to the Plan and PRSU Agreement.

The PRSU awards to the named executive officers were granted effective January 8, 2019. The number of PRSUs granted to each executive is set forth in the table below.

Name	Number of PRSUs
Alistair Macdonald	64,812

Jason Meggs	16,524

Pursuant to the PRSU Agreement, each participant is eligible to vest in and receive a number of shares of the Company’s common stock ranging from 0% - 150% of the target number of PRSUs granted and set forth in the table below (for each executive, such target number, the “Target PRSUs”), based on the achievement of a return on invested capital goal over a three-year performance period and adjusted earnings per share goals during three one-year performance periods. In determining the number of PRSUs that are earned, the two performance goals each are weighted 50%. The performance period applicable to the PRSU awards granted to the executive officers commences on January 1, 2019 and ends on December 31, 2021 (with the adjusted earnings per share goals calculated over the three annual calendar years within this period).

The number of PRSUs that are earned based on the actual achievement of the performance goals at the end of the applicable performance period will vest as to 100% of such PRSUs when the Committee determines whether and to what extent the applicable performance goals for the last performance period have been attained (such date, the “Vesting Date”), subject to the executive’s continued service (except as described below). Any PRSUs that are not earned as a result of the failure to achieve the applicable performance goals will be forfeited.

If the executive’s service terminates due to death or disability during or prior to the commencement of a performance period, the executive will vest in the Target PRSUs. If any such termination occurs following a completed performance period, the executive will vest, with respect to the PRSUs associated with that performance period, based on the achievement of the performance goals.

If the executive’s service terminates due to his retirement after the first anniversary of the grant date, and such retirement occurs following a completed performance period, the executive will vest, with respect to the PRSUs associated with that performance period, based on the achievement of the performance goals. If the executive retires after the first anniversary of the grant date, but prior to the last day of the last performance period and such retirement occurs during a performance period, the executive will vest in a pro-rated number of Target PRSUs based on the amount of time the executive was employed over the performance period.

If the Company undergoes a change in control, then each of (i) the PRSUs subject to each completed performance period prior to the date of the change in control that became eligible to vest based on the attainment level of the performance goals, and (ii) the Target PRSUs for each performance period that has not yet been completed as of such date, will be converted into time-based RSUs. Such time-based RSUs will vest on the Vesting Date, subject to continued service through such date, or will vest in full in the event the executive’s service is terminated by the Company other than for cause, death or disability, or the executive resigns for good reason, in each case, at the time of, or within three months prior to, or within 24 months following, the consummation of a change in control.

The foregoing summaries are qualified in their entirety by reference to the full texts of the form of RSU Agreement and form of PRSU Agreement, which will be subsequently filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNEOS HEALTH, INC.

Date: January 9, 2019	/s/ Jonathan Olefson
Name: Jonathan Olefson
Title: General Counsel & Corporate Secretary